Exhibit 99.1

FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES ANNOUNCES
CLOSING OF A $60.0 MILLION TERM LOAN FACILITY
HOUSTON, October 29, 2010, Harvest Natural Resources, Inc. (NYSE: HNR) today announced the closing of a $60.0 million term loan facility with MSD Energy Investments Private II, LLC, an affiliate of MSD Capital, L.P., as the sole Lender under the term loan facility. The net proceeds of the term loan facility to Harvest are approximately $59.5 million, after deducting fees related to the transaction. Harvest intends to use the net proceeds of the term loan facility to fund capital expenditures and for working capital needs and general corporate purposes.
The term loan facility will be a general unsecured obligation, ranking equally with all of Harvest’s other unsecured senior indebtedness and senior in right of payment to any of its subordinated indebtedness, if any. Under the terms of the term loan facility, Harvest will pay interest on a monthly basis and the term loan facility will mature on October 28, 2012. The initial rate of interest under the term loan facility will be 10%, which increases to 15% on July 28, 2011, the Bridge Date. Harvest shall have the option to extend the Bridge Date for three months by paying a fee to the Lender in the amount of 5% of the initial principal amount of the term loan facility. MSD Energy Investments, L.P., an affiliate of MSD Capital, L.P., is currently a shareholder and a convertible note holder of Harvest.
Additionally, at closing, the Lender received:
•	1,200,000 warrants exercisable at any time on or after the closing date for a period of five years from the closing date on a cashless exercise basis at $15 per share until the Bridge Date, at which time the exercise price per share will equal the lower of $15.00 or 120% of the average closing bid price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date.

•	400,000 warrants exercisable at any time on or after the closing date for a period of five years from the closing date on a cashless exercise basis at $20 per share until the Bridge Date, at which time the exercise price per share will equal the lower of $15.00 or 120% of the average closing bid price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date.

•	4,400,000 warrants exercisable at any time on or after the Bridge Date for a period of five years from the Bridge Date on a cashless exercise basis at the lower of $15 per share or 120% of the average of the closing price for the twenty trading days preceding the Bridge Date. These warrants may be redeemed by Harvest for $0.01 per share at any time prior to the Bridge Date in conjunction with Harvest’s repayment of the loan prior to the Bridge Date.
Harvest President and Chief Executive Officer, James A. Edmiston, said: “The proceeds from this term loan facility provides us with substantial liquidity to maintain the uninterrupted funding of our business plan during our previously announced exploration of strategic alternatives to enhance shareholder value,
1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5702

which we are currently conducting with the assistance of BofA Merrill Lynch. Our objectives for this funding, in addition to the injection of liquidity during this process, were to minimize dilution given our belief that our stock price continues to be undervalued relative to its asset values and to maintain unencumbered operational flexibility in order to execute our ongoing business. I believe this agreement meets those objectives.”
About Harvest Natural Resources
Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2009 Annual Report on Form 10-K and other public filings.”

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